ASSET PURCHASE AGREEMENT

     by and among CECO Environmental Corp., GMD Acquisition Corp., GMD Environmental Technologies, Inc., GMD Properties, Inc. and GMD Services, Inc.

Dated October 31, 2007

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Table of Contents

1.	Definitions and Usage		1
	1.1	Definitions	1
	1.2	Usage	10
2.	Sale and Transfer of Assets; Closing		11
	2.1	Assets To Be Sold	11
	2.2	Excluded Assets	12
	2.3	Consideration	13
	2.4	Liabilities	13
	2.5	Allocation	15
	2.6	Closing	16
	2.7	Closing Obligations	16
	2.8	Consents	18
3.	Representations and Warranties of Sellers		19
	3.1	Organization and Good Standing	19
	3.2	Enforceability; Authority; No Conflict	19
	3.3	Capitalization	20
	3.4	Financial Statements	21
	3.5	Books and Records	21
	3.6	Sufficiency of Assets	21
	3.7	Description of Leased Real Property	21
	3.8	Title to Assets; Encumbrances	21
	3.9	Condition of the Assets	21
	3.10	Accounts Receivable	22
	3.11	Inventories	22
	3.12	No Undisclosed Liabilities	22
	3.13	Taxes	22
	3.14	No Material Adverse Change	24
	3.15	Labor Relations	24
	3.16	Employee Benefit Plans	24
	3.17	Compliance With Legal Requirements; Governmental Authorizations	25
	3.18	Legal Proceedings; Orders	27
	3.19	Absence of Certain Changes and Events	28
	3.20	Contracts; No Defaults	28
	3.21	Insurance	31
	3.22	Environmental Matters	32
	3.23	Intellectual Property Assets	34
	3.24	Related Persons	36
	3.25	Brokers Or Finders	36
	3.26	Disclosure	37
4.	Representations and Warranties of Buyer and Parent		37
	4.1	Organization and Good Standing	37
	4.2	Authority; No Conflict	37
	4.3	Certain Proceedings	38
	4.4	Brokers or Finders	38

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5.	Covenants of Sellers Prior to Closing		38
	5.1	Access and Investigation	38
	5.2	Operation of the Business of Sellers	39
	5.3	Negative Covenants	40
	5.4	Required Approvals	40
	5.5	Notification	40
	5.6	No Negotiation	41
	5.7	Commercially Reasonable Efforts	41
	5.8	Change of Name	41
	5.9	Payment of Liabilities	41
6.	Covenants of Buyer and Parent Prior to Closing		41
	6.1	Required Approvals	41
	6.2	Commercially Reasonable Efforts	42
7.	Conditions Precedent to Buyer and Parent’s Obligation to Close		42
	7.1	Accuracy of Representations	42
	7.2	Sellers’ Performance	42
	7.3	Consents	42
	7.4	Additional Documents	42
	7.5	No Injunction	43
	7.6	No Material Adverse Change	43
	7.7	Due Diligence	43
8.	Conditions Precedent to Sellers’ Obligation to Close		43
	8.1	Accuracy of Representations	43
	8.2	Buyer’s Performance	43
	8.3	Consents	44
	8.4	Additional Documents	44
	8.5	No Injunction	44
	8.6	Shareholder Approval	44
9.	Termination		44
	9.1	Termination Events	44
	9.2	Effect of Termination	45
10. Additional Covenants			45
	10.1	Employees And Employee Benefits	45
	10.2	Payment of All Taxes Resulting From Sale of Assets by Sellers	47
	10.3	Payment of Other Retained Liabilities	47
	10.4	Restrictions on Seller Dissolution and Distributions	47
	10.5	Removing Excluded Assets	47
	10.6	Assistance in Proceedings	48
	10.7	Noncompetition, Nonsolicitation, and Nondisparagement	48
	10.8	Retention of and Access to Records	49
	10.9	Delivery of Compiled 2007 Financial Statements	49
	10.10	Further Assurances	50
11. Indemnification; Remedies			50
	11.1	Survival	50
	11.2	Indemnification and Reimbursement by Sellers	50
	11.3	Indemnification and Reimbursement by Buyer	51

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11.4	Limitations on Amount – Sellers	51
11.5	Limitations on Amount – Buyer and Parent	51
11.6	Time Limitations	51
11.7	Third-Party Claims	52
11.8	Other Claims	53
11.9	Indemnification in Case of Strict Liability or Indemnitee Negligence	54
12. Confidentiality		54
12.1	Definition of Confidential Information	54
12.2	Restricted Use of Confidential Information	55
12.3	Exceptions	56
12.4	Legal Proceedings	56
12.5	Press Releases and Public Announcements	56
12.6	Return or Destruction of Confidential Information	56
12.7	Attorney-Client Privilege	57
12.8	Specific Performance	57
13. General Provisions		57
13.1	Expenses	57
13.2	Public Announcements	58
13.3	Notices	58
13.4	Jurisdiction; Service of Process; Waiver of Jury Trial	58
13.5	Enforcement of Agreement	59
13.6	Waiver; Remedies Cumulative	59
13.7	Entire Agreement and Modification	60
13.8	Disclosure Schedule	60
13.9	Assignments, Successors, and No Third-Party Rights	60
13.10	Severability	61
13.11	Construction	61
13.12	Time of Essence	61
13.13	Governing Law	61
13.14	Execution of Agreement	61

EXHIBITS

A – Form of Assignment and Assumption Agreement B – Form of Bill of Sale C – Form of Employment Agreement D – Allocation of Purchase Price E – Form of New Lease F – Form of Intellectual Property Assignment Agreement G – Form of Noncompetition Agreement

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ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”), dated as of October 31, 2007, is entered into by and among CECO Environmental Corp., a Delaware corporation (“Parent”); GMD Acquisition Corp., a Delaware corporation (“Buyer”), GMD Environmental Technologies, Inc., a Texas corporation (“Technologies”), GMD Properties, Inc., a Texas corporation

(“Properties”), GMD Services, Inc., a Texas corporation (“Services”) (each of Technologies, Properties and Services, a “Seller” and collectively “Sellers”), and Gerald J. Reier and Lynda Reier (each a “Shareholder” and collectively, the “Shareholders”).

RECITALS

     Parent and Technologies entered into a letter of intent on July 25, 2007 concerning the sale of the Business (as defined herein) of Sellers. Buyer is an indirect subsidiary of Parent. Sellers desires to sell, and Buyer desires to purchase, the Assets for the consideration and on the terms set forth in this Agreement. Shareholders own all of the outstanding capital stock of each Seller.

The parties, intending to be legally bound, agree as follows:

1. Definitions and Usage

1.1 DEFINITIONS

     Capitalized terms and variations thereof used in this Agreement and not otherwise defined herein have the meanings set forth below:

     “Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right of Sellers related to any of the foregoing.

     “Appurtenances” – all privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land and all rights existing in and to any streets, alleys, passages, and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof), and vaults beneath any such streets.

     “Assignment and Assumption Agreement” – an assignment of all of the Assets that are intangible personal property in the form of Exhibit A, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities.

     “Bill of Sale” – a bill of sale for all of the Assets that are Tangible Personal Property, in the form of Exhibit B.

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     “CERCLA” – as defined within the definition of Environmental, Health and Safety Liabilities.

     “Cleanup” – as defined within the definition of Environmental, Health and Safety Liabilities.

      “COBRA” – Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Code” – the Internal Revenue Code of 1986, as amended.

     “Commercially Reasonable Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Commercially Reasonable Efforts under this Agreement will not be required thereby to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds, or incur any other material burden.

“Consent” – any approval, consent, ratification, waiver, or other authorization.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement.

     “Contract” – any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

     “Copyrights” – all registered and unregistered copyrights in both published works and unpublished works.

     “Damages” – any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), or diminution of value, whether or not involving a Third-Party Claim.

     “Disclosure Schedule” – the Disclosure Schedule delivered by Sellers to Buyer and Parent concurrently with the execution and delivery of this Agreement.

“Dollars” or “$”– United States dollars.

     “Employee Plans” – any written or unwritten plan what provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, or service provider of any Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof

     “Employment Agreement” – an employment agreement substantially in the form of Exhibit C executed by Gerald J. Reier.

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     “Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

     “Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     “Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation, or other responsibility arising from or under any (i) Environmental Law, (ii) Occupational Safety and Health Law, or (iii) common law, including those consisting of or relating to:

(a)	any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

(b)	any fine, penalty, judgment, award, settlement, legal, or administrative proceeding, damage, loss, claim, demand or response, or remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)	financial responsibility under any Environmental Law, Occupational Safety and Health Law or common law for investigation costs, monitoring costs, cleanup costs, or corrective action, including any cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages or any other compliance, corrective, or remedial measure required under any Environmental Law or Occupational Safety and Health Law; or

(d)	personal injury, bodily injury, property damage, environmental damage, natural resource damage, or harm to humans resulting from or arising out of any matter covered by this definition.

     The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

“Environmental Law” – any Legal Requirement that requires or relates to:

(a)	advising appropriate authorities, employees, or the public of intended, threatened, or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and the commencement of activities, such as resource extraction or construction, that could reasonably be expected to have an impact on the Environment;

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(b)	preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c)	reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes or Hazardous Materials that are generated or possessed;

(d)	assuring that products are designed, formulated, packaged, and used so that they do not present risks to human health or the Environment when handled, used, or disposed of;

(e)	protecting resources, species, or ecological amenities;

(f)	reducing to acceptable levels the risks inherent in the handling or transportation of Hazardous Materials or other potentially harmful substances;

(g)	cleaning up Hazardous Materials that have been Released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

(h)	making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

     “Facilities” – any real property, leasehold, or other interest in real property currently owned or leased by Sellers, including the Tangible Personal Property used or operated by Sellers at the respective locations of the Real Property specified in Section 3.7.

     “Financial Statements” – with respect to any accounting period for Sellers, statements of income and cash flows of Sellers for such period, and a balance sheet of Seller as of the end of such period setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year all prepared in reasonable detail in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, except that interim Financial Statements will omit footnotes, statement of shareholder’s equity and year-end adjustments.

“Fiscal Year” – the 12-month period ended September 30 of each year.

     “GAAP” – generally accepted accounting principles for financial reporting in the United States, consistently applied.

     “Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws or code of regulations; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement; (e) if another type of Person, any other

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charter or similar document adopted or filed in connection with the creation, formation, or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

     “Governmental Authorization” – any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(i)	nation, state, county, city, town, borough, village, district, or other jurisdiction;

(j)	federal, state, local, municipal, foreign, or other government;

(k)	governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);

(l)	multinational organization or body;

(m)	body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

(n)	official of any of the foregoing.

     “Ground Lease” – any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

     “Ground Lease Property” – any land, improvements, and appurtenances subject to a Ground Lease in favor of any Seller.

     “Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about, or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

     “Hazardous Material” – any pollutant, contaminant, chemical, substance, material, or waste that is or will foreseeably be regulated by any Governmental Body, including any pollutant, contaminant, chemical, material, substance, or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “special waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of Environmental Law, and including oil, used oil, petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, radon, and polychlorinated biphenyls.

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     “Improvements” – all buildings, structures, fixtures, and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person” – a Person entitled to indemnity under Section 11.2 or 11.3.

“Indemnifying Person” – a Person obligated to indemnify an Indemnified Person.

     “Intellectual Property Assets” – all intellectual property owned or licensed by Sellers, or licensed to Sellers in a transferable license, in which Sellers have a proprietary interest, including Marks, Patents, Copyrights, all rights in mask works, Trade Secrets, and Net Names.

     “Interim Financial Statements” – the unaudited Financial Statements of Sellers as of September 30, 2007 and any subsequent monthly unaudited Financial Statements prepared prior to the Closing Date. The Interim Financial Statements will omit footnotes and the statement of shareholder’s equity, as well as year-end adjustments (if not covering a 12-month period).

     “Inventories” – all inventories of Sellers, wherever located, including all finished goods, work in process, raw materials, spare parts, and all other materials and supplies to be used or consumed by Sellers in the production of finished goods.

     “IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

     “Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)	that individual is actually aware of that fact or matter; or

(b)	a prudent individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation.

“Land” – all parcels and tracts of land in which Sellers have an ownership interest.

     “Lease” – any Real Property Lease or any lease or rental agreement, license, right to use, or installment and conditional sale agreement to which any Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

     “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

     “Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

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     “Marks” – Sellers’ names, all assumed fictional business names, trade names, registered trademarks, service marks, and applications for any of the foregoing.

     “Material Adverse Change” – (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the referenced Person and its Subsidiaries, taken as a whole, (b) a change that results in a material impairment of the referenced Person’s ability to perform its obligations under this Agreement or the other documents and agreements to which it is a party that have been entered into in connection with this Agreement or the transactions contemplated hereby, or (c) a change that materially and negatively impacts the rights and remedies of any of the other parties hereunder or thereunder.

      “Material Adverse Effect” – any effect that results in, or has a reasonable likelihood of resulting in, a Material Adverse Change.

     “Net Names” – all rights in Internet web sites and internet domain names presently used by Seller.

      “Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      “Order” – any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

     “Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent, in all material respects, in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

      “Patents” – all patents, patent applications, and inventions and discoveries that may be patentable.

     “Permitted Encumbrances” means (i) with respect to real property (A) Encumbrances for or relating to real estate taxes and assessments not yet due and payable, (B) zoning, building code and similar restrictions and land use Legal Requirements that are not violated by the current use or occupancy of such real property, and (C) easements, covenants, conditions and restrictions of record which, individually or in the aggregate, do not materially and adversely impair the current use or occupancy of such real property, (ii) Encumbrances for or relating to personal property taxes and assessments not yet due and payable, (iii) worker’s, carrier’s and materialman’s Encumbrances, and (iv) Encumbrances that are immaterial in character, amount and extent, and which do not materially detract from the value of or interfere with the present or proposed use of the properties they affect.

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     “Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

     “Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      “Real Property” – the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease” – any Ground Lease or Space Lease.

     “Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

     “Related Person” – means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.

     “Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

     “Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

     “Representative” – with respect to a particular Person, any director, officer, manager, general partner, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

“Schedule” – section of the Disclosure Schedule.

“SEC” – the United States Securities and Exchange Commission.

“Securities Act” – the Securities Act of 1933, as amended.

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     “Seller Contract” – any Contract: (a) under which any Seller has or may acquire any rights or benefits; (b) under which any Seller has or may become subject to any obligation or liability; or (c) by which any Seller or any of the assets owned or used by any Seller is or may become bound.

     “Sellers’ Knowledge,” or “Knowledge of Sellers” – Sellers will be deemed to have Knowledge of a particular fact or other matter if Gerald J. Reier has Knowledge of that fact or other matter.

      “Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons, and icons, and all electronic files, electronic data, materials, manuals, design notes, and other items and documentation related thereto or associated therewith.

     “Space Lease” – any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

     “Subsidiary” – as to any Person, (a) any corporation more than fifty percent (50%) of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income, or total ownership interests of such entity at any time, and (c) any partnership in which such Person is a general partner.

      “Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

     “Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel, or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever, and any interest, penalty, addition, or additional amount thereon imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

     “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund, or other document or information filed with

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or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” – a Person that is not a party to this Agreement.

     “Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

     “Threat of Release” – a reasonable likelihood of a Release that could reasonably be expected to require action in order to prevent or mitigate damage to property, humans, or the Environment that could reasonably be expected to result from such Release.

     “Trade Secrets” – all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings, and blue prints of Sellers.

“WARN Act” – the Worker Adjustment and Retraining Notification Act, as amended.

1.2 USAGE

(a)	Interpretation. In this Agreement, unless a clear contrary intention appears:

	(i)	the singular number includes the plural number and vice versa;

	(ii)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

	(iii)	reference to any gender includes each other gender;

	(iv)	reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

	(v)	reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

	(vi)	“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof;

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(vii)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”;

(ix)	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)	references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.

(b)	Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)	Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. Sale and Transfer of Assets; Closing

2.1 ASSETS TO BE SOLD

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Date, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title, and interest in and to all property and assets, real, personal, or mixed, tangible and intangible, of every kind and description, wherever located, belonging to Sellers and which relate to the business currently conducted by Sellers as a going concern, including the design, manufacture, and sale of its air pollution control systems and the furnishing of installation services to customers (the “Business”), including the following (but excluding the Excluded Assets):

(a)	all Tangible Personal Property, including those items described in Schedule 2.1(a);

(b)	all Inventories;

(c)	all Accounts Receivable;

(d)	all Seller Contracts, including those listed in Schedule 3.20(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(e)	all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in

Schedule 3.17(b);

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(f)	all data and Records related to the operations of Sellers, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence, and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(g)	all of the intangible rights and property of Sellers, including Intellectual Property Assets, going concern value, telephone, telecopy and e-mail addresses and listings, and those items listed in Schedules 3.23(a), (b), (c), (d), (e) and (g);

(h)	all claims of Sellers relating to the Assets, whether, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(h);

(i)	all rights of Sellers relating to deposits and prepaid expenses, claims for refunds (other that in respect of Taxes) and rights to offset in respect thereof that are not listed in

Schedule 2.2(d) and that are not excluded under Section 2.2(h);

(j)	all rights in connection with and assets of the Employee Plans listed in Schedule 2.1(k) (the “Assumed Plans”);

(k)	all cash and cash equivalents, except as excluded in Section 2.2(a); and

(l)	all other properties and assets of every kind, character, and description, tangible or intangible, owned by Sellers and used or held for use in connection with the Business, whether or not similar to the items specifically set forth above.

     All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 EXCLUDED ASSETS

     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a)	$261,146 of cash or cash equivalents, subject to the adjustment in Section 5.3(b);

(b)	all minute books, stock Records, and corporate seals;

(c)	the shares of capital stock of Sellers held in treasury;

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(d)	those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(d);

(e)	all insurance policies and rights thereunder (except to the extent specified in Section 2.1(h));

(f)	all of the Seller Contracts listed in Schedule 2.2(f);

(g)	all personnel Records and other Records that Sellers are required by law to retain in its possession;

(h)	all claims for refund of Taxes and other governmental charges of whatever nature;

(i)	all rights in connection with and assets of the Employee Plans listed in Schedule 2.2(i) (the “Excluded Plans”);

(j)	all rights of Sellers under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(k)	the property and assets expressly designated in Schedule 2.2(k).

2.3 CONSIDERATION

     The aggregate consideration for the Assets (the “Purchase Price”) shall be paid by Buyer or Parent as follows:

(a)	At the Closing, Buyer or Parent shall pay $1,400,000.00 in cash by wire transfer in immediately available funds to an account or accounts specified by Sellers and assume the Assumed Liabilities.

2.4 LIABILITIES

(a)	Assumed Liabilities. At the Closing, but effective as of the Closing Date, Buyer shall assume and agree to discharge when due only the following Liabilities of Sellers (the “Assumed Liabilities”):

	(i)	any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of Sellers or any Shareholder that remains unpaid as of the Closing Date);

	(ii)	any trade account payable (other than a trade account payable to any Shareholder or a Related Person of Sellers or any Shareholder) incurred by Sellers in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Date that remains unpaid as of the Closing Date;

	(iii)	any Liability to Sellers’ customers under written warranty agreements given by Sellers to its customers in the Ordinary Course of Business prior to the Closing Date;

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	(iv)	any Liability to Sellers’ customers incurred by Sellers in the Ordinary Course of Business for orders outstanding as of the Closing Date reflected on Sellers’ books (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

	(v)	any Liability arising after the Closing Date under the Seller Contracts, offers and solicitations described in Section 2.1(d) (other than any Liability arising under the Seller Contracts arising out of or relating to a breach that occurred prior to the Closing Date);

	(vi)	any Liability of Sellers arising after the Closing Date under any Seller Contract included in the Assets that is entered into by any Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date);

	(vii)	any Liability arising out of or relating to any of the Assumed Plans on or after the Closing Date; and

	(viii)	any Liability of Sellers described in Schedule 2.4(a)(ix).

(b)	Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged solely by the applicable Seller.

“Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities, including the following Liabilities of Sellers:

	(i)	any Liability arising out of or relating to products of Sellers to the extent manufactured or sold prior to the Closing Date other than to the extent assumed under Section 2.4(a)(iii), (iv), (v) or (vi);

	(ii)	any Liability under any Seller Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing Date;

	(iii)	any Liability for Taxes, including any (A) Taxes arising as a result of Sellers’ operation of its business or ownership of the Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement, and (C) any deferred Taxes of any nature;

	(iv)	any Liability under any Seller Contract not assumed by Buyer under Section 2.4(a), including those Seller Contracts set forth on Schedule 2.4(b)(iv);

	(v)	any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;

	(vi)	any Liability arising out of or relating to (A) any of the Excluded Plans or (B) the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option

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or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits of any kind for Sellers’ employees or former employees or both;

(vii)	any Liability under any employment, severance, retention, or termination agreement with any employee or former employee of Sellers or any of its Related Persons;

(viii)	any Liability arising out of or relating to any grievance of any employee of Sellers arising prior to the Closing Date, whether or not the affected employees are hired by Buyer;

(ix)	any Liability to any Shareholder or Related Person of Sellers or any Shareholder;

(x)	any Liability to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller;

(xi)	any Liability to distribute to any of Seller’s Shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)	any Liability arising out of any Proceeding pending as of the Closing Date

(xiii)	any Liability arising out of any Proceeding commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

(xiv)	any Liability arising out of or resulting from Sellers’ compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)	any Liability under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi)	any Liability based upon Sellers’ acts or omissions occurring after the Effective Date.

2.5 ALLOCATION

     The Purchase Price shall be allocated in accordance with Exhibit D. After the Closing, the parties shall make consistent use of the allocation, fair market value, and useful lives specified in Exhibit D for all Tax purposes and in all filings, declarations, and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer, Parent, nor Sellers shall contend or represent that such allocation is not a correct allocation.

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2.6 CLOSING

     The purchase and sale provided for in this Agreement will take place at the offices of Buyer’s counsel at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202, commencing at 10:00 a.m. (local time) on October 31, 2007, unless Buyer and Seller otherwise agree (the “Closing”). The Closing shall become effective as of 12:01 a.m. of the day following the Closing (the “Closing Date”). Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and at the place and time determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7 CLOSING OBLIGATIONS

     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Sellers shall deliver to Buyer:

	(i)	the Bill of Sale executed by Sellers;

	(ii)	the Assignment and Assumption Agreement executed by Sellers;

	(iii)	the consents set forth on Schedule 2.7(a)(iii) (the “Material Consents”);

	(iv)	for the interest in Real Property at 305 W. Arlington, the Lease in the form of Exhibit E or such other appropriate document, as the case may require, in form and substance satisfactory to Buyer and its counsel and executed by the landlord of the Real Property (the “New Lease”);

	(v)	an Assignment of Intellectual Property in the form of Exhibit F executed by Seller;

	(vi)	such other deeds, bills of sale, assignments, certificates of title (including endorsed certificates of title for motor vehicles), documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Sellers;

	(vii)	the Noncompetition Agreement in the form of Exhibit G, executed by Sellers (the “Noncompetition Agreement”);

	(viii)	a certificate executed by each Seller as to the accuracy of its respective representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its respective covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

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	(ix)	a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of each Seller, certifying and attaching all requisite resolutions or actions of each Seller’s board of directors and shareholders approving the execution and delivery of this Agreement, the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.8, and certifying to the incumbency and signatures of the officers of each Seller executing this Agreement and any other document relating to the Contemplated Transactions, accompanied by the requisite documents for amending the relevant Governing Documents of each Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

	(x)	a certificate issued by the jurisdiction of each Seller’s organization as of a date not more than thirty (30) days before the Closing certifying that each Seller is validly existing and in good standing; and

	(xi)	a Closing Statement, setting forth the payment of all sums due under this Agreement (the “Closing Statement”), executed by Sellers.

(b)	Buyer shall deliver to Sellers:

	(i)	$1,400,000.00 by wire transfer pursuant to the Closing Statement;

	(ii)	the Assignment and Assumption Agreement executed by Buyer;

	(iii)	the Employment Agreement executed by Buyer and Parent

	(iv)	the Noncompetition Agreement executed by Buyer and Parent;

	(v)	the New Lease executed by Buyer;

	(vi)	a certificate executed by each of Buyer and Parent as to the accuracy of its respective representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its respective covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

	(vii)	a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

	(viii)	a certificate issued by the jurisdiction of Buyer’s organization as of a date not more than ten (10) days before the Closing certifying that Buyer is validly existing and in good standing;

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(ix) and the Closing Statement, executed by Buyer and Parent.

2.8 CONSENTS

(a)	If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:

	(i)	elect to have Sellers continue its efforts to obtain the Material Consents; or

	(ii)	elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Sellers continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance, or delivery or an attempted sale, assignment, assumption, transfer, conveyance, or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Commercially Reasonable Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance, and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey, and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special- purpose agreement the parties shall prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

(b)	If there are any Consents not listed on Schedule 2.7(a)(iii) necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

	(i)	accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the

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maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

(ii)	reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance, or delivery or an attempted sale, assignment, assumption, transfer, conveyance, or delivery of such Restricted Nonmaterial Contract, and (B) Sellers shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

3. Representations and Warranties of Sellers

     Each Seller represents and warrants, jointly and severally, to Buyer and Parent as follows:

3.1 ORGANIZATION AND GOOD STANDING

(a)	Schedule 3.1(a) contains a complete and accurate list of each Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Each Seller is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except to the extent that the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect.

(b)	Complete and accurate copies of the Governing Documents of each Seller, as currently in effect, have been provided to Buyer.

(c)	Except as disclosed in Schedule 3.1(c), each Seller has no Subsidiary and does not own any shares of capital stock or other securities or equity interests of any other Person.

3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Upon the execution and delivery by each Seller of the Assignment and Assumption Agreement, the Noncompetition Agreement and each other agreement to be executed or delivered by any

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Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of the Seller’s Closing Documents will constitute the legal, valid and binding obligation of the respective Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Each Seller has the corporate power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by each Seller’s board of directors and shareholders.

(b)	Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement by each Seller nor the consummation or performance of any of the Contemplated Transactions by each Seller does, directly or indirectly (with or without notice or lapse of time):

	(i)	breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

	(ii)	breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, is subject;

	(iii)	contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller;

	(iv)	breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract; or

	(v)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c)	Except as set forth in Schedule 3.2(c), each Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

(a)	The authorized and outstanding equity securities of each Seller and the record and beneficial owners of such securities are set for the on Schedule 3.3(a).

(b)	There are no Contracts relating to the issuance, sale, or transfer of any equity securities of each Seller.

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3.4 FINANCIAL STATEMENTS

(a)	Sellers have delivered or will deliver to Buyer and Parent: (a) its compiled Financial Statements for the Fiscal Years 2003 through 2007, together with the respective reports thereon of TAD Accounting Inc., certified public accountants; and (b) the Interim Financial Statements, certified by Sellers’ chief financial officer. Such financial statements fairly present, or will fairly present, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (except that in the case of the Interim Financial Statements, such statements will not contain footnotes or year end adjustments). The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are and will be in accordance with the accounting Records of Sellers.

Sellers also have delivered to Buyer and Parent copies of all letters from Sellers’ certified public accountants to any Seller’s board of directors or management during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5 BOOKS AND RECORDS

     The books of account and other financial Records of Sellers, all of which have been made available to Buyer, are complete and correct in all material respects.

3.6 SUFFICIENCY OF ASSETS

     Except as set forth in Schedule 3.6, the Assets constitute all of the assets, tangible and intangible, necessary for operation of the Business as conducted by Sellers on the date hereof.

3.7 DESCRIPTION OF LEASED REAL PROPERTY

     Schedule 3.7 lists each parcel of real property leased by Sellers, including an accurate description (by location, name of lessor, date of Lease, and term expiry date) of all Real Property Leases. Sellers do not own any Real Property.

3.8 TITLE TO ASSETS; ENCUMBRANCES

     Sellers own good and transferable title to all of the Assets free and clear of any Encumbrances other than Permitted Encumbrances and those described in Schedule 3.8 (“Non-Real Estate Encumbrances”). Sellers warrant to Buyer that, at the time of Closing, all Assets shall be free and clear of all Non-Real Estate Encumbrances.

3.9 CONDITION OF THE ASSETS.

     Sellers have maintained the tangible Assets in good operating order, ordinary wear and tear excepted. Except as set forth in Schedule 3.9, all of the tangible Assets are located at

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Sellers’ principal place of Business located at 305 West Arlington Ave., Ft. Worth, Texas, 76110.

3.10 ACCOUNTS RECEIVABLE

     All Accounts Receivable that are reflected (i) on the Financial Statements for the 2006 Fiscal Year, (ii) on the Interim Financial Statements or (iii) on the accounting Records of Sellers as of the Closing Date, to the extent outstanding as of the Closing Date, represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the Ordinary Course of Business. Except to the extent paid, written off or otherwise adjusted prior to the Closing, such Accounts Receivable are or will be as of the Closing Date collectible net of the cumulative reserves shown on the Financial Statements for the 2006 Fiscal Year, the Interim Financial Statements, or the accounting Records of Seller as of the Closing Date (as appropriate). Such reserves are adequate as of the Closing Date. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Financial Statements, which list sets forth the aging of each such Account Receivable.

3.11 INVENTORIES

     All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Sellers except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements for the 2006 Fiscal Year or the Interim Financial Statements or on the accounting Records of Sellers as of the Closing Date, as the case may be. Work-in-process Inventories will be valued on the Closing Date, according to GAAP.

3.12 NO UNDISCLOSED LIABILITIES

     Except as set forth in Schedule 3.12, Sellers have no Liability of the type required to be disclosed on a balance sheet under GAAP except for Liabilities reflected or reserved against in the Financial Statements for the 2006 Fiscal Year or the Interim Financial Statements and current liabilities incurred in the Ordinary Course of Business of Sellers since the date of the last Interim Financial Statements.

3.13 TAXES

(a)	Tax Returns Filed and Taxes Paid. Each Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by each Seller are true, correct, and complete in all material respects. Each Seller has paid, or made provision for the payment of, all Taxes that have become due for all periods covered by the Tax Returns, or pursuant to any assessment received by any Seller, except such Taxes, if any, as are listed in Schedule 3.13(a) and are being contested in good faith and as to which adequate reserves have been provided in the Financial Statements or the Interim Financial Statements. Except as provided in Schedule 3.13(a), each Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where any Seller does not file Tax Returns that it is or may be

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subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and no Seller has Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)	Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Sellers have delivered or made available to Buyer copies of all Tax Returns filed since January 1, 2004. Schedule 3.13(b) contains a complete and accurate list of all Tax Returns of Sellers that have been audited or are currently under audit and describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Sellers, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings as described in Schedule 3.13(b). Sellers have delivered, or made available to Buyer, copies of any examination reports, statements, or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.13(b), Sellers have no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of any Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Seller has Knowledge. Except as described in Schedule 3.13(b), no Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Seller or for which any Seller may be liable.

(c)	No Proposed Assessment or Deficiency. To the Knowledge of each Seller, there exists no proposed tax assessment or deficiency against any Seller except as disclosed in the Interim Balance Sheet or in Schedule 3.13(c).

(d)	Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. All Taxes that Sellers are or were required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other arrangement relating to Taxes) that will require any payment by any Seller.

(iii) Consolidated Group. No Seller (A) is a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law) and (B) has any liability for Taxes of any person (other than itself and its Subsidiaries) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise.

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(iv)	S Corporation. Technologies is not an S corporation as defined in Code Section 1361. Each of Properties and Services is an S corporation as defined in Code Section 1361, and neither Properties nor Services is or has been subject to either the built-in-gains tax under Code Section 1374 or the passive income tax under Code Section 1375.

Schedule 3.13(d)(iv) lists all the states and localities with respect to which each Seller is required to file any corporate, income, or franchise tax returns and sets forth whether any Seller is treated as the equivalent of an S corporation by or with respect to each such state or locality. Each Seller has properly filed Tax Returns with and paid and discharged any liabilities for taxes in any states or localities in which it is subject to Tax.

3.14 NO MATERIAL ADVERSE CHANGE

     Since the date of the most recent balance sheet in the Interim Financial Statements, there has not been any Material Adverse Change affecting the Business of Sellers, and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change.

3.15 LABOR RELATIONS

(a)	Schedule 3.15(a) lists all employees of Sellers (or co-employees with Administaff of Texas, Inc.) engaged in the Business and their current salaries or rates of pay.

(b)	Schedule 3.15(b) lists the following information for each retired employee or director of each Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; benefits and option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c)	Except as set forth in Schedule 3.15(c), (i) Sellers have no obligations under any collective bargaining agreement; (ii) Sellers, in the conduct of the Business, is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and equal pay; and (iii) Sellers are not and have not been engaged in any unfair labor practice. To Sellers’ Knowledge, no employee currently intends to terminate his or her employment with Seller.

3.16	EMPLOYEE BENEFIT PLANS

(a) Except as set forth in Schedule 3.16(a), in connection with the Business, each Seller does not have, and none of its employees are covered by, any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice, or any other employee benefit plan, whether formal or informal and any trust, escrow, or other agreement related thereto that (i) is maintained or contributed to by any Seller or any other corporation or trade or business controlled by, controlling, or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by

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Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, or service provider of Sellers or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Schedule 3.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

     (b) Seller has delivered to Buyer true, accurate, and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets, and any other matters that relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts, or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters, or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks, and other written communications regarding the Employee Plans Any Employee Plan of any Seller or to which it contributes which is subject to the provisions of the ERISA is in compliance in all material respects with the provisions thereof and there is no unfunded liability with respect thereto.

3.17 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)	Except as set forth in Schedule 3.17(a), to the Knowledge of each Seller:

	(i)	it is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;

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	(ii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) could reasonably be expected to constitute or result in a material violation by any Seller of any Legal Requirement or (B) could reasonably be expected to give rise to any obligation of any Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action; and

	(iii)	no Seller has received, at any time since January 1, 2005, any notice or other communications (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible, or potential obligation of any Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action.

(b)	Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by each Seller. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect, in all material respects. Except as set forth in Schedule 3.17(b):

	(i)	Seller is, and at all times since January 1, 2005, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);

	(ii)	no event has occurred or circumstance exists that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);

	(iii)	no Seller has received, at any time since January 1, 2005, any notice or other communications (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

	(iv)	all applications required to be filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to be made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

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The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such business and to permit Sellers to own and use its assets in the manner in which it currently owns and uses such assets, except to the extent that failure to have any such Governmental Authorization could not reasonably be expected to result in a Material Adverse Effect.

3.18 LEGAL PROCEEDINGS; ORDERS

(a)	Except as set forth in Schedule 3.18(a), there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

	(i)	by or against any Seller; or

	(ii)	to which any Seller is a party and that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering in any material respect with, any of the Contemplated Transactions.

Except as set forth on Schedule 3.18(a), to the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have made available, and will continue to make available, to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.18(a). Except as set forth in Schedule 3.18(a), there are no Proceedings listed or required to be listed in Schedule 3.18(a) that could reasonably be expected to have a Material Adverse Effect.

(b)	Except as set forth in Schedule 3.18(b), to Sellers’ Knowledge:

	(i)	there is no Order to which any Seller, the Business, or any of the Assets is subject;

	(ii)	no officer, director, agent, or employee of any Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business;

	(iii)	no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or material failure to comply with any term or requirement of any Order to which any Seller or any of the Assets is subject; and

	(iv)	no Seller has received, at any time since January 1, 2005, any notice or other communications (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Seller or any of the Assets is or has been subject.

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3.19 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Schedule 3.19, since the date of the Interim Financial Statements for the month of September, 2007, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)	change in any Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller, or issuance of any security convertible into such capital stock;

(b)	amendment to the Governing Documents of any Seller;

(c)	payment or increase by any Seller of any bonuses, salaries, or other compensation to any shareholder, director, or officer, nor, except in the Ordinary Course of Business, any payment or increase by any Seller of any bonuses, salaries, or other compensation to any employee, nor entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)	adoption or termination of, amendment to, or increase in the payments to or benefits under, any Assumed Plans;

(e)	damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f)	entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar Contract to which any Seller is a party, or (ii) any Contract or transaction involving a total commitment by any Seller of at least $50,000;

(g)	sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of any Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset (other than Permitted Encumbrances);

(h)	cancellation or waiver of any claims or rights with a value to any Seller in excess of $50,000;

(i)	notice, whether oral or written, by any customer or supplier of an intention to discontinue or materially and adversely change the terms of its relationship with any Seller;

(j)	material change in the accounting methods used by any Seller; or

(k)	Contract entered into by Seller to do any of the foregoing.

3.20 CONTRACTS; NO DEFAULTS

(a)	Schedule 3.20(a) contains an accurate and complete list, and Sellers have provided to Buyer accurate and complete copies, of:

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(i)	each Seller Contract that involves performance of services or delivery of goods or materials by or to any Seller of an amount or value in excess of $50,000;

(ii)	each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Seller in excess of $50,000;

(iii)	each Seller Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property;

(iv)	each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

(v)	each Seller Contract involving a sharing of profits, losses, costs, or liabilities by any Seller with any other Person;

(vi)	each Seller Contract containing covenants that in any way purport to restrict any Seller’s business activity or limit the freedom of any Seller to engage in any line of business or to compete with any Person;

(vii)	each Seller Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii)	each power of attorney of any Seller that is currently (or could become in the future) effective and outstanding;

(ix)	each Seller Contract for capital expenditures in excess of $50,000;

(x)	each Seller Contract not denominated in Dollars;

(xi)	each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by any Seller other than in its Ordinary Course of Business;

(xii)	the form of each Seller’s standard warranty terms and the warranties for any contract entered into in the Ordinary Course of Business of any Seller; and

(xiii)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Schedule 3.20(a) sets forth reasonably complete details concerning such Contracts, including the parties to, and dates and titles of, the Contracts and, with regard to oral Contracts, a description of the obligations and subject matter.

(b)	Except as set forth in Schedule 3.20(b), no Shareholder has or may acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of any Seller or any of the Assets.

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(c)	Except as set forth in Schedule 3. 20(c):

	(i)	to Sellers’ Knowledge, each Contract identified or required to be identified in Schedule 3.20(a) and that is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable against the respective Seller, and, to the Knowledge of Sellers, each other party thereto, in accordance with its terms except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

	(ii)	each Contract identified or required to be identified in Schedule 3.20(a) and that is being assigned to or assumed by Buyer is assignable by each Seller to Buyer without the consent of any other Person, except as otherwise agreed herein.

(d)	Except as set forth in Schedule 3.20(d), to Sellers’ Knowledge:

	(i)	Each Seller is, and at all times since January 1, 2006, has been, in all material respects in compliance with all applicable terms and requirements of each Seller Contract that is being assigned to or assumed by Buyer;

	(ii)	each other Person that has or had any obligation or liability under any Seller Contract that is being assigned to or assumed by Buyer is, and at all times since January 1, 2006, has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

	(iii)	no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to contravene, conflict with, or result in a material breach of, or give any Seller or any other Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify any Seller Contract that is being assigned to or assumed by Buyer;

	(iv)	no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

	(v)	no Seller has given to or received from any other Person, at any time since January 1, 2006, any written notice regarding any actual, alleged, possible, or potential material violation or breach of, or default under, any Contract that is being assigned to or assumed by Buyer.

(e)	There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

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(f)	Except as set forth in Schedule 3.20(f), each Contract relating to the sale, design, manufacture, or provision of products or services by each Seller has been entered into in the Ordinary Course of Business of such Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21 INSURANCE

(a)	Sellers have delivered to Buyer and Parent:

	(i)	all policies of insurance to which each Seller is a party or under which each Seller is or has been covered at any time since January 1, 2005, a list of which is included in Schedule 3.21(a)

	(ii)	a summary of loss experience under each policy of insurance for the two(2) preceding policy years, except as set forth in Schedule 3.21(c); and

	(iii)	accurate and complete copies of all pending applications by each Seller for policies of insurance.

(b)	Schedule 3.21(b) describes:

	(i)	any self-insurance arrangement by each Seller, including any reserves established thereunder;

	(ii)	any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which each Seller is a party or by which each Seller is bound or that involves the business of Sellers; and

	(iii)	all obligations of each Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)	Schedule 3.21(c) sets forth, by year, the following information with respect to each Seller for the current policy year and each of the two (2) preceding policy years:

	(i)	a summary of the loss experience under each policy of insurance;

	(ii)	a statement describing each claim under a policy of insurance for an amount in excess of $100,000, which sets forth:

		(A)	the name of the claimant;

		(B)	a description of the policy by insurer, type of insurance, and period of coverage; and

		(C)	the amount and a brief description of the claim.

and

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	(iii)	a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)	Except as set forth in Schedule 3.21(d), to Sellers’ Knowledge:

	(i)	all policies of insurance to which each Seller is a party or that provide coverage to each Seller:

		(A)	are valid, outstanding, and enforceable;

		(B)	are issued by an insurer that is financially sound and reputable;

		(C)	taken together, provide reasonably adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; and

		(D)	are sufficient for compliance with all Legal Requirements and Seller Contracts;

	(ii)	no Seller has received, in writing, (A) any refusal of insurance coverage or any notice that a defense will be afforded with reservation of rights to any insurance claim or (B) within the past 2 years any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; and

	(iii)	each Seller (or any other party liable therefor) has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which Seller is a party or that provides coverage to Seller.

3.22 ENVIRONMENTAL MATTERS Except as disclosed in Schedule 3.22:

(a)	Each Seller is, and, to the Knowledge of Sellers, at all times has been, in material compliance with, and, to the Knowledge of Sellers, has not been and is not in material violation of, any applicable Environmental Law. No Seller has Knowledge of, nor has Seller received, any order, notice, or other communication (whether oral or written) from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any applicable Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility, or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, handled, or processed by any Seller, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by any Seller.

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(b)	There are no pending or, to the Knowledge of Sellers, threatened claims, Encumbrances, or other restrictions of any nature relating to any Seller resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility.

(c)	No Seller has Knowledge of any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal, or mixed) in which any Seller has or had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, handled, or processed by any Seller have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)	No Seller has material Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Sellers, with respect to any other property or asset (whether real, personal, or mixed) in which any Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)	There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed), or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other Schedule of the Facility or such adjoining property, or incorporated into any structure therein or thereon, except in material compliance with Environmental Laws. No Seller has permitted or conducted, and is not aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal, or mixed) in which any Seller has or had an interest except in material compliance with all applicable Environmental Laws.

(f)	There has been no Release or Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, handled, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which any Seller has or had an interest, or to the Knowledge of Sellers any geologically or hydrologically adjoining property, whether by a Seller or any other Person, except in material compliance with Environmental Laws.

(g)	Sellers have delivered to Buyer and Parent true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by any Seller, with Environmental Laws.

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(h)	The Facilities do not contain any wetlands, as defined in the Clean Water Act and regulations promulgated thereunder, or similar Legal Requirements.

3.23 INTELLECTUAL PROPERTY ASSETS

(a)	Schedule 3.23(a) contains a complete and accurate list and summary description, including royalties paid or received by any Seller, and Sellers have provided to Buyer and Parent accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license or warranty implied by the sale or lease of a product and perpetual, paid-up licenses for commercially available Software programs having an original retail value of less than $1000 per licensed user under which any Seller is the licensee. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(b)	Except as set forth in Schedule 3.23(b), the Intellectual Property Assets are those necessary for the operation of the Business as it is currently conducted. Properties is the owner or licensee of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, other than Permitted Encumbrances and Non- Real Estate Encumbrances, and has the right to exercise its rights in all the Intellectual Property Assets without payment to a Third Party, other than obligations arising from licenses listed in Schedule 3.23(b). Sellers warrant to Buyer that, at the time of Closing, all Intellectual Property Assets shall be free and clear of all Non-Real Estate Encumbrances.

(c)	(i) Schedule 3.23(c) contains a complete and accurate list and summary description of all issued Patents or pending patent applications.

(ii)	All of the issued Patents are currently in compliance with formal and substantive legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing.

(iii)	No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Patents. To Sellers’ Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(iv)	Except as set forth in Schedule 3.23(c), (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Sellers infringes or is alleged to infringe any patent or other proprietary right of any Third Party.

(v)	All products made, used, or sold under the Patents have been marked with the proper patent notice.

(d)	(i)	Schedule 3.23(d) contains a complete and accurate list and summary description of all Marks.

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(ii)	All Marks have been registered or are in the process of being registered with the applicable national or regional office within which jurisdiction such Marks are in use, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing.

(iii)	No Mark has been or is now involved in any opposition, invalidation, or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Marks.

(iv)	To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any Third Party.

(v)	No Mark is infringed or has been challenged or threatened in any way. None of the Marks infringes or is alleged to infringe any trade name, trademark, or service mark of any Third Party.

(vi)	All products and materials containing a Mark bear the proper registration notice where permitted by law.

(e)	(i)	Schedule 3.23(e) contains a complete and accurate list and summary description of all Copyrights.

	(ii)	All of the registered Copyrights are currently in compliance with formal Legal
Requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing.

	(iii)	No Copyright is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any Third Party.

	(iv)	All works encompassed by the Copyrights have been marked with the proper copyright notice.

(f)	(i)	With respect to each Trade Secret, the documentation relating to such Trade
Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its use without reliance on the specialized knowledge or memory of any individual.

	(ii)	Each Seller has taken reasonable precautions to protect the secrecy, confidentiality, and value of its material Trade Secrets.

	(iii)	Each Seller has the right to use the Trade Secrets. The material Trade Secrets are not the subject of public knowledge or literature and, to each Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Third
Party or to the detriment of any Seller. No material Trade Secret is subject to any

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pending adverse claim or, to each Seller’s Knowledge, has been challenged or threatened in any material respect or, to each Seller’s Knowledge, infringes any intellectual property right of any other Person.

(g)	(i) Schedule 3.23(g) contains a complete and accurate list of all Net Names.

	(ii)	All Net Names have been registered in the name of the respective Seller and are in material compliance with all formal Legal Requirements.

	(iii)	No Net Name has been or is now involved in any dispute, opposition, invalidation, or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any Net Name.

	(iv)	To Sellers’ Knowledge, there is no domain name application pending of any Third Party that could reasonably be expected to interfere with or infringe any Net Name.

	(v)	To Sellers’ Knowledge, no Net Name is infringed or has been challenged, interfered with, or threatened in any material respect. To Sellers’ Knowledge, no Net Name infringes, interferes with, or is alleged to interfere with or infringe the trademark, copyright, or domain name of any other Third Party.

3.24 RELATED PERSONS

     Except as disclosed in Schedule 3.24, no Seller nor, to Seller’s Knowledge, any Related Person of any Seller has, or since January 1, 2005, has had, any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. No Seller nor, to Seller’s Knowledge, any Related Person of any Seller owns, or since January 1, 2005, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had material business dealings or a material financial interest in any transaction with any Seller other than business dealings or transactions disclosed in Schedule 3.24, each of which has been conducted in the Ordinary Course of Business with such Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with such Seller with respect to any line of the products or services of such Seller (a “Competing Business”) in any market presently served by such Seller, except for ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

3.25 BROKERS OR FINDERS

     Except as disclosed on Schedule 3.25, no Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Sellers’ business or the Assets or the Contemplated Transactions.

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3.26 DISCLOSURE

(a)	No representation or warranty or other statement made by Sellers in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7(a), or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)	Sellers do not have Knowledge of any fact that has specific application to any Seller (other than general economic or industry conditions) and that could reasonably be expected to have a Material Adverse Effect on any Seller that has not been set forth in this Agreement or the Disclosure Schedule.

4. Representations and Warranties of Buyer and Parent

Buyer and Parent represent and warrant, jointly and severally, to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

     Each of Buyer and Parent is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now conducted.

4.2 AUTHORITY; NO CONFLICT

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreement, and each other agreement to be executed or delivered by Buyer or Parent at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer and/or Parent, as applicable, enforceable against such party in accordance with its respective terms, except as the enforcement thereof may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Each of Buyer and Parent has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)	Neither the execution and delivery of this Agreement by Buyer and Parent nor the consummation or performance of any of the Contemplated Transactions by Buyer and Parent will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

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(i)	any provision of Buyer or Parent’s Governing Documents;

(ii)	any resolution adopted by the board of directors of Buyer or Parent;

(iii)	any Legal Requirement or Order to which Buyer or Parent may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

     Buyer or Parent are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer or Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer and Parent’s Knowledge, no such Proceeding has been threatened.

4.4 BROKERS OR FINDERS

     Neither Buyer nor Parent nor any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5. Covenants of Sellers Prior to Closing

5.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing, and upon reasonable advance notice received from Buyer, Sellers shall (a) afford Parent, Buyer and its Representatives and prospective lenders (to the extent bound by confidentiality agreements) (collectively, “Buyer Group”) full and free access, during regular business hours, to Sellers’ personnel, properties, Contracts, Governmental Authorizations, books and Records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers, subject to Seller’s supervision; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records, and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating, and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Assets and financial condition related to Sellers. In addition, Buyer shall have the right to have the Real Property (subject to the rights of landlords thereof) and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.

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5.2 OPERATION OF THE BUSINESS OF SELLERS

Between the date of this Agreement and the Closing, each Seller shall:

(a)	conduct its business only in the Ordinary Course of Business and not enter into any material agreements or commitments other than at substantially prevailing market prices and on substantially prevailing market terms;

(b)	except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use Commercially Reasonable Efforts to preserve intact its current business organization, keep available the services of its officers, employees, and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c)	confer with Buyer prior to implementing operational decisions of a material nature;

(d)	otherwise report to, and as reasonably requested by, Buyer concerning the status of Seller’s business, operations, and finances;

(e)	make no material changes in management personnel without prior consultation with Buyer;

(f)	maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business;

(g)	keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(h)	comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(i)	continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.21(a) or substantially equivalent policies;

(j)	(A) except as required by this Agreement or to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify, or terminate any Employee Plan (other than the Administaff 401(k) Plan) without the express written consent of Buyer, (B) except as required under the provisions of any Employee Plan, not secure or make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute to the 401(k) plan, all employee benefit salary deferrals withheld from employees’ payroll and, if applicable, any discretionary matching contributions or discretionary non-elective employer contributions required under the terms of the 401(k) plan, if any, as of the Closing Date; and (C) not issue any communication to employees of Seller with respect to compensation, benefits, or employment continuation or opportunity following the Closing Date, except as required by the Employee Plans, applicable law or in accordance with the express written consent of Buyer;

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(k)	cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; and

(l)	maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.

5.3 NEGATIVE COVENANTS

(a)	Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, no Seller shall, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.14 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; or (c) allow the levels of raw materials, supplies, or other materials included in the Inventories to vary materially from the levels customarily maintained.

(b)	Between the date of this Agreement and the Closing Date, Sellers shall not, without the prior written Consent of Buyer, withdraw more than $261,146 from its operations and money market cash accounts. Any withdrawals below $261,146 will reduce the cash amount excluded from the Assets in Section 2.2(a) on a dollar-for-dollar basis.

5.4 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Sellers shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Sellers shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Sellers shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5 NOTIFICATION

     Between the date of this Agreement and the Closing, Sellers shall promptly notify Buyer and Parent in writing if any Seller becomes aware of (a) any fact or condition that causes or constitutes a material breach of any of Sellers’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) result in any Material Adverse Change, or cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or any Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Sellers shall promptly deliver to Buyer and Parent a supplement to the Disclosure Schedule specifying such change. Any such update to the Disclosure Schedule shall constitute an amendment of this Agreement but shall not constitute a breach of this Agreement. During the same period, Sellers also shall promptly notify Buyer and Parent of the occurrence of any material breach of any covenant of any Seller under this

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Agreement or of the occurrence of any event that could reasonably be expected to make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 NO NEGOTIATION

     Until such time as this Agreement is terminated pursuant to Section 9.1, no Seller shall directly or indirectly solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any Person (other than Buyer or Parent) relating to any business combination transaction involving any Seller, including the sale of any Seller’s stock, the merger or consolidation of any Seller, or the sale of any Seller’s business or any of the Assets (other than in the Ordinary Course of Business). Sellers shall notify Buyer and Parent of any such inquiry or proposal within two (2) business days hours of receipt or awareness of the same by any Seller.

5.7 COMMERCIALLY REASONABLE EFFORTS

     Seller shall use Commercially Reasonable Efforts (a) to cause the conditions in Article 7 and Section 8.3 to be satisfied, and (b) to obtain the third party consents set forth on Schedule 3.2(c).

5.8 CHANGE OF NAME

     On or before the Closing, each Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to each Seller’s present name, in Buyer’s reasonable judgment, to avoid confusion and (b) take all actions reasonably requested by Buyer to enable Buyer to change its name to Technologies’ present name.

5.9 PAYMENT OF LIABILITIES

     Each Seller shall pay or otherwise satisfy in the Ordinary Course of Business as they come due all of its respective Liabilities and obligations.

6. Covenants of Buyer and Parent Prior to Closing

6.1 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, Buyer or Parent shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Sellers (a) with respect to all filings any Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer or Parent shall not be required to dispose of or make any change to its business, expend any material funds, or incur any other burden in order to comply with this

Section 6.1.

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6.2 COMMERCIALLY REASONABLE EFFORTS

     Buyer and Parent shall use Commercially Reasonable Efforts to cause the conditions in Article 8 to be satisfied.

7. Conditions Precedent to Buyer and Parent’s Obligation to Close

     The obligations to purchase the Assets and to take the other actions required to be taken by Buyer and Parent at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Parent, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

     All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

7.2 SELLERS’ PERFORMANCE

     All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 CONSENTS

Each of the Material Consents shall have been obtained and shall be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

     Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be executed and delivered (or tendered subject only to Closing) to Buyer and Parent:

(a)	Each Seller’s certificate of incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the jurisdiction of each Seller’s incorporation;

(b)	If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which any Seller is licensed or qualified to do business as a foreign corporation under the names of Sellers or any derivative thereof;

(c)	A payoff letter in commercially reasonable form from The Frost National Bank, including authorization for Buyer to file UCC termination statements on its behalf;

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(d)	Certificates dated as of a date not earlier than thirty (30) days prior to the Closing as to the good standing of each Seller, executed by the appropriate officials of the State of Texas and each jurisdiction in which each Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a); and

(e)	Such other documents as Buyer may reasonably request for the purpose of evidencing the performance of, or the compliancy by any Seller with respect to any covenant or obligation required to be performed or complied with by any Seller under this Agreement, or evidencing the satisfaction of any condition referred to in this Article 7.

7.5 NO INJUNCTION

     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.6 NO MATERIAL ADVERSE CHANGE

     Since the date of this Agreement, there shall not have been any Material Adverse Change in the Business.

7.7 DUE DILIGENCE

     Buyer shall have completed its due diligence investigation of Sellers, the Business, and the Assets with results satisfactory to Buyer.

8. Conditions Precedent to Sellers’ Obligation to Close

     Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

     All of Buyer and Parent’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 BUYER’S PERFORMANCE

     All of the covenants and obligations that Buyer or Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

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8.3 CONSENTS

Each of the Material Consents shall have been obtained and shall be in full force and effect.

8.4 ADDITIONAL DOCUMENTS

     Buyer shall have caused the Purchase Price and the documents and instruments required by Section 2.7(b) to be executed and delivered (or tendered subject only to Closing) to Seller.

8.5 NO INJUNCTION

     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6 SHAREHOLDER APPROVAL

     Each Seller shall have received the approval of its shareholders of this Agreement and the Contemplated Transactions as required by applicable law and each Seller’s Governing Documents.

9. Termination

9.1 TERMINATION EVENTS

     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)	by Buyer or Parent if a material breach of any provision of this Agreement (including not satisfying any condition in Article 7) has been committed by any Seller and such breach has not been waived by Buyer or Parent;

(b)	by Sellers if a material breach of any provision of this Agreement (including not satisfying any condition in Article 8) has been committed by Buyer or Parent and such breach has not been waived by Sellers;

(c)	by mutual consent of Buyer, Parent and Sellers;

(d)	by Buyer or Parent if the Closing has not occurred on or before December 31, 2007, or such later date as the parties may agree upon, unless Buyer or Parent is in material breach of this Agreement; or

(e)	by Sellers if the Closing has not occurred on or before December 31, 2007, or such later date as the parties may agree upon, unless Sellers are in material breach of this Agreement.

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9.2 EFFECT OF TERMINATION

     Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. Additional Covenants

10.1 EMPLOYEES AND EMPLOYEE BENEFITS

(a)	Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by any Seller for its business who are employed exclusively in each Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)	Employment of Active Employees by Buyer.

	(i)	Neither Buyer nor Parent is obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Sellers with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”).

Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

	(ii)	No Seller or its respective Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Sellesr in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Sellers promptly of the identities of those Active Employees to whom it will not make employment offers, and Sellers shall assist Buyer in complying with any WARN Act requirements applicable as to those Active Employees.

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	(iii)	It is understood and agreed that (A) Buyer’s express intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract, or understanding (express or implied) of any obligation on the Schedule of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer or Parent to terminate, reassign, promote, or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such employees.

(c)	Salaries and Benefits.

	(i)	Sellers shall be responsible for: (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments earned prior to the Closing Date (but excluding any earned but unused vacation for Hired Active Employees); and (B) the payment of any termination or severance payments. Buyer shall be responsible for (X) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (Y) any and all payments to employees required under the WARN Act.

	(ii)	Sellers shall be liable for any claims made or incurred by Active Employees and their beneficiaries under the Employee Plans arising prior to the Closing Date.

(d)	General Employee Provisions.

	(i)	Sellers and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

	(ii)	Sellers and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data, or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

	(iii)	If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Sellers and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

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(iv)	Sellers shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Sellers certify in writing to Buyer are exempt from such requirement.

(v)	Except as provided in Sections 2.4(a) or 10.1, Buyer shall not have any responsibility, liability, or obligation, whether to Active Employees, former employees, their beneficiaries, or to any other Person, with respect to any employee benefit plans, practices, programs, or arrangements (including the establishment, operation, or termination thereof) maintained by any Seller.

10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLERS

     Each Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3 PAYMENT OF OTHER RETAINED LIABILITIES

     In addition to payment of Taxes pursuant to Section 10.2, Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Sellers under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Sellers with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Earn-out Amount.

10.4 RESTRICTIONS ON SELLER DISSOLUTION AND DISTRIBUTIONS

     No Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement to its Shareholders, until the later of (a) thirty (30) days after the completion of all adjustment procedures contemplated by Section 2.10; (b) Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 10.2 and 10.3; or (c) the lapse of more than one year after the Closing Date.

10.5 REMOVING EXCLUDED ASSETS

     Within forty-five (45) days following the Closing Date, Sellers shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid material damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or the Facilities resulting from such removal shall be paid by Sellers at the Closing or as soon as reasonably discovered thereafter by Buyer. Should Sellers fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation: (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Sellers all reasonable storage costs associated therewith; (c) to treat the Excluded Assets as abandoned and to proceed to dispose of the same under the

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laws governing abandoned property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Sellers on or before the Closing Date.

10.6 ASSISTANCE IN PROCEEDINGS

     Sellers will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status, or transaction on or before the Closing Date involving Sellers or its business.

10.7 NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT

(a)	Noncompetition.

	(i)	For a period coinciding with the Employment Agreement, no Seller shall, anywhere in North America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, or guarantee the obligations of any Person engaged in or planning to become engaged in a Competing Business; provided, however, that a Seller may own, purchase, or otherwise acquire up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

	(ii)	Activities by a Seller with regard to the business of BHM Services, LLC will not be deemed a Competing Business as long as such activities are limited to the manufacturing and marketing of parts and accessories for dust collectors (baghouses), specifically the BHA TRAP™ / BHM EXTENDER™ Patented Spring Bag Tensioning Device for Shaker and Reverse Air Dust Collectors, BHM

Shaker Dust Collector Parts and Accessories, BHM Sun-Drain Compressed Air Moisture Eliminator, BHM Oil Franz Compressed Air Oil Remover, BHM LevAlert Silo / Tank Level Indictor, BHM Pneumatic Air Lock (PAL™), BHM Pneumatic Air Switch (PAS™), BHM EnviroCoat Bag Conditioner and BHM LeakDetect. This exclusion does not apply to the engineering and consulting services currently provided by BHM Services, LLC.

(b)	Nonsolicitation. For a period coinciding with the Employment Agreement, no Seller shall, directly or indirectly:

	(i)	solicit the business of any Person who is or hereafter becomes a customer of Buyer in any way that is competitive with the Business;

	(ii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, or consultant of Buyer or other Person having a

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business relationship with Buyer to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer;

(iii)	cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant of any Seller, or other Person having a business relationship with any Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer, or in any way interfere with its relationship with Buyer; or

(iv)	hire, retain, or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors; provided, however, that that a Seller’s general solicitation of employees or independent contractors not targeted at the employees or independent contractors of Buyer shall be permitted.

(c)	Nondisparagement. After the Closing Date, no party to this Agreement will disparage any other party to this Agreement or its stockholders, directors, officers, employees, or agents.

(d)	Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

10.8 RETENTION OF AND ACCESS TO RECORDS

     After the Closing, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices, and in no event less than thirty-six (36) months, those Records of Seller delivered to Buyer. Buyer also shall provide Sellers and its Representatives reasonable access, without cost, to such Records and personnel of Buyer, during normal business hours and on at least three (3) days’ prior notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior notice, for any reasonable business purpose specified by Buyer in such notice.

10.9 DELIVERY OF REVIEWED 2007 FINANCIAL STATEMENTS

     Sellers shall deliver its compiled Financial Statements for Fiscal Year 2007 to Buyer and Parent with a report from Seller’s certified public accountant by November 15, 2007.

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10.10 FURTHER ASSURANCES

     The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as Schedule of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11. Indemnification; Remedies

11.1 SURVIVAL

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6.

11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLERS

     Sellers, jointly and severally, will indemnify, defend and hold harmless Buyer, Parent and their Representatives, and will reimburse them for Damages, arising from or in connection with:

(a)	any breach of any representation or warranty made by each Seller in (i) this Agreement (after giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, as supplemented by any supplements to the Disclosure Schedule, (iii) the certificates delivered pursuant to Section 2.7(a), (iv) any transfer instrument, or (v) any other certificate, document, writing, or instrument delivered by any Seller pursuant to this Agreement;

(b)	any breach of any covenant or obligation of each Seller in this Agreement or in any other certificate, document, writing, or instrument delivered by any Seller pursuant to this Agreement;

(c)	any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(d)	any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions

(e)	any product or component thereof manufactured or shipped by, or any services provided by, any Seller, in whole or in part, prior to the Closing Date; or

(f)	any Retained Liabilities.

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11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER

     Buyer and Parent, jointly and severally will indemnify, defend and hold harmless each Seller and Shareholder, and will reimburse Sellers, Shareholders and their respective Representatives, for any Damages arising from or in connection with:

(a)	any breach of any representation or warranty made by Buyer or Parent in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement;

(b)	any breach of any covenant or obligation of Buyer or Parent in this Agreement or in any other certificate, document, writing, or instrument delivered by Buyer or Parent pursuant to this Agreement;

(c)	any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or Parent (or any Person acting on Buyer or Parent’s behalf) in connection with any of the Contemplated Transactions;

(d)	any Assumed Liabilities; and

(e)	any Liabilities of any Seller or Shareholder related to the Business arising after the Closing Date (other than any Liability arising out of or relating to any breach that occurred prior to the Closing Date).

11.4 LIMITATIONS ON AMOUNT – SELLERS

     Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds $75,000 at which time Sellers shall be jointly and severally liable for all such Damages. However, this Section 11.4 will not apply to claims under Section 11.2(b) through (f) or to matters arising in respect of Sections 3.2(a), 3.8, 3.10, 3.13, 3.22, 3.24, or 3.25 or to any breach of any of Seller’s representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any breach by any Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such breaches.

11.5 LIMITATIONS ON AMOUNT – BUYER AND PARENT

     Buyer and Parent shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) (other than claims arising in respect of Sections 4.2(a) and 4.4) until the total of all Damages with respect to such matters exceeds $75,000, at which time Buyer and Parent shall be jointly and severally liable for all such Damages.

11.6 TIME LIMITATIONS

(a)	If the Closing occurs, Sellers will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than those in Sections 3.2(a),

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3.8, 3.10, 3.13, 3.22, 3.24, or 3.25 as to which a claim may be made at any time), only if on or before March 30, 2010, Buyer or Parent notifies Sellers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer or Parent.

(b)	If the Closing occurs, Buyer and Parent will have liability (for indemnification or otherwise) with respect to any breach of a representation or warranty (other than that set forth in Sections 4.2(a) and 4.4, as to which a claim may be made at any time), only if on or before March 30, 2010, Sellers notify Buyer and Parent of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Sellers.

11.7 THIRD-PARTY CLAIMS

(a)	Promptly after receipt by an Indemnified Person of notice of the assertion of a Third- Party Claim against it, such Indemnified Person shall give notice to each Indemnifying Person of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)	If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the

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Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)	Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)	Notwithstanding the provisions of Section 13.4, each party to this Agreement hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on such party with respect to such a claim anywhere in the world.

(e)	With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)	With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.8 OTHER CLAIMS

     A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after full and final resolution thereof.

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11.9 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

     THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT, OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

12. Confidentiality

12.1 DEFINITION OF CONFIDENTIAL INFORMATION

(a)	As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Sellers, Buyer, or Parent that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by any of Buyer, Parent or Sellers or its respective Representatives (collectively, a “Disclosing Party”) to the other party or its respective Representatives or shareholders (collectively, a “Receiving Party”):

	(i)	all information that is a trade secret under applicable trade secret or other law;

	(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, and ideas, past, current, and planned research and development, past, current, and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, computer hardware, Software and computer software and database technologies, systems, structures, and architectures;

	(iii)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections, and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;

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	(iv)	all information pertaining to the discussions that the Disclosing Party has had with the Receiving Party relating to the Contemplated Transactions (including, without limitation, the content of the discussions and the fact that the parties have had discussions regarding the Contemplated Transactions) and any and all agreements and understandings between or among any such Persons relating to any of the Contemplated Transactions or the potential or actual consummation of any of the Contemplated Transactions; and

	(v)	all notes, analyses, compilations, studies, summaries, and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)	Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Parent, and Sellers hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)	Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information: (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party.

Each of Buyer, Parent and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating and consummating the Contemplated Transactions and are informed by Buyer, Parent or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Parent, and Sellers shall: (A) enforce the terms of this Article 12 as to its respective Representatives; (B) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (C) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)	From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s or Parent’s use of any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities.

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12.3 EXCEPTIONS

     Section 12.2(a) does not apply to the Confidential Information of a Disclosing Party that: (a) was, is, or becomes generally available to the public other than as a result of a breach of this Article 12 or any other confidentiality obligation of the Receiving Party or its Representatives to the Disclosing Party; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is, or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary, or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) of this

Section 12.3.

12.4 LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a

Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall, to the extent not prohibited by any Governmental Body, provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

     Prior to Closing, no party to this Agreement nor its respective Representatives shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that notwithstanding anything to the contrary in this Agreement, any party may make any public disclosure that it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the party making such public disclosure will use its best efforts to advise the other parties prior to making the disclosure and to provide the other parties the opportunity to comment upon the disclosure).

12.6 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

     If this Agreement is terminated, each Receiving Party shall: (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody, or control of the Receiving Party or, alternatively, with the written consent of the Disclosing Party, destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain a list that contains general descriptions of the

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information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.7 ATTORNEY-CLIENT PRIVILEGE

     The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges, or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties: (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim, or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges, or similar protections and privileges with respect to any information, documents, or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

12.8 SPECIFIC PERFORMANCE

     The Receiving Party acknowledges and agrees that the Confidential Information is of unique character and peculiar value impossible of replacement, that the unauthorized disclosure or use of the Confidential Information will cause irreparable harm and significant injury to the Disclosing Party that may be difficult to ascertain, that the remedies at law for any unauthorized disclosure or use of Confidential Information will be inadequate, and that the Disclosing Party, in addition to any other relief available to it, shall be entitled to temporary restraining orders and temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages so at to prevent the unauthorized disclosure or use of the Confidential Information and to secure the enforcement of the agreements contained in this Article 12.

13. General Provisions

13.1 EXPENSES

     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

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13.2 PUBLIC ANNOUNCEMENTS

     Sellers and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers, and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 NOTICES

     All notices, Consents, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) three (3) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers, or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address, or person as a party may designate by notice to the other parties):

Sellers:

Gerald J. Reier P.O. Box 11375 Fort Worth, TX 76110 Facsimile No.: (817) 923-0035 E-mail address: geraldr@gmdenv.com

Buyer and Parent:

CECO Environmental Corp. 3120 Forrer St.

Cincinnati, OH 45209 Attention: Dennis Blazer Fax no.: (513) 458 - 2644

Electronic mail address: dblazer@cecoenviro.com

13.4 JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL

(a)	Any Proceeding (other than an arbitration) arising out of or relating to this Agreement or any Contemplated Transaction shall be brought in the courts of Tarrant County, Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such Proceeding shall be heard and determined only in any such court. The parties agree that

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any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any such Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

(b)	THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS

AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.5 ENFORCEMENT OF AGREEMENT

     Sellers acknowledge and agree that Buyer and Parent would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer or Parent may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6 WAIVER; REMEDIES CUMULATIVE

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure, delay, or single or partial exercise of any right, power, or privilege by any party under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege or will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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13.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements, whether written or oral, between or among the parties with respect to its subject matter (including the Confidentiality Agreement between Parent and Technologies, dated July 28, 2000, and the Letter of Intent between Parent and Technologies, dated July 25, 2007) and constitutes (along with the Disclosure Schedule, Exhibits, and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 DISCLOSURE SCHEDULE

(a)	The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants, and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)	Any disclosure under one Schedule of the Disclosure Schedule shall be deemed disclosure under all Parts of the Disclosure Schedule and this Agreement. Disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.

(c)	To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedule does not constitute a determination by Seller that any such matter is material. The disclosure of any matter in the Disclosure Schedule does not imply that any other, undisclosed matter that has a greater significance is material.

13.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, successors, and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to an heir, successor, or permitted assignee pursuant to this Section 13.9.

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13.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in Schedule or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11 CONSTRUCTION

     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections,” and “Schedules” refer to the corresponding Articles, Sections, and Schedules of this Agreement and the Disclosure Schedule.

13.12 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13 GOVERNING LAW

     This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other law.

13.14 EXECUTION OF AGREEMENT

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: GMD ACQUISITION CORP. By: /s Dennis W. Blazer Name: Dennis W. Blazer Title: Treasurer

PARENT: CECO ENVIRONMENTAL CORP. By: /s Dennis W. Blazer Name: Dennis W. Blazer Title: Chief Financial Officer and Vice President – Finance and Administration

{W1118977.1}Signature Page – Asset Purchase Agreement

SELLERS:

GMD ENVIRONMENTAL TECHNOLOGIES , INC.

By: /s/ Gerald J. Reier Name: Gerald J. Reier Title: President

GMD PROPERTIES , INC. By: /s/ Gerald J. Reier Name: Gerald J. Reier Title: President

GMD SERVICES, INC. By: /s/ Gerald J. Reier Name: Gerald J. Reier Title: President

SHAREHOLDERS:

/s/ Gerald J. Reier_____________________
Gerald J. Reier

/s/ Lynda Reier_____________________
Lynda Reier

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